Exhibit 99.1

News Release

International Game Technology Reports 2011 Second Quarter Results

Second Quarter Highlights (compared to last year’s second quarter)

•	Total revenues increased 1% to $492 million
•	GAAP income from continuing operations increased $0.15 to $0.23 per share
•	Adjusted income from continuing operations increased 18%
•	Consolidated gross margin increased 300 bps to 59%
•	Product sales gross margin increased 700 bps to 55%

(LAS VEGAS – April 21, 2011) – International Game Technology (NYSE: IGT) today reported operating results for the fiscal second quarter ended March 31, 2011.  GAAP income from continuing operations for the quarter was $70 million, or $0.23 per share, compared to $26 million, or $0.08 per share, in the same quarter last year. Excluding the impact of last year’s Alabama impairment, adjusted income from operations improved 18% on a dollar basis and 21% on a per share basis.

For the six months ended March 31, 2011, GAAP income from continuing operations totaled $143 million or $0.48 per share compared to $101 million or $0.34 per share for the same period last year.  The current six month period was favorably impacted by $0.04 per share from certain discrete tax benefits and a gain on the sale of our equity investment in China LotSynergy Holdings Ltd. during the first three months of the fiscal year.  Adjusted income from continuing operations for the first six months was $132 million or $0.44 per share for fiscal 2011 compared to $134 million or $0.45 per share for fiscal 2010.  Adjusted income from continuing operations is a non-GAAP measure and a supplemental GAAP to non-GAAP reconciliation is provided at the end of this release.

“Our second quarter results reflect the advances we are making towards moving IGT to a position of greater financial strength.  We continue to demonstrate the leverage in our operating model with strong performance in profit margins,” said Patti Hart, President and CEO of IGT.  “Although we remain in a challenging environment, the near and long-term outlooks for the Company are improving and we look forward to reporting our progress in coming quarters.”

News Release
International Game Technology Reports 2011 Second Quarter Results

Consolidated Operations

Total revenues for the second quarter increased 1% to $492 million, of which 56% was generated from gaming operations and 44% from product sales, compared to $487 million for the same quarter last year.

Consolidated gross profit for the quarter increased 7% to $292 million compared to $272 million in the prior year second quarter, due to improved product sales volume.

Operating income for the second quarter was $131 million versus $64 million in last year’s second quarter, which was negatively impacted by the Alabama impairment of $53 million.

For the six months ended March 31, 2011, total revenues decreased 4% compared to the prior year period to $957 million.  Consolidated gross profit and operating income for the six month period were $568 million and $252 million, respectively compared to $568 million and $208 million in the prior year period.  Items affecting comparability for both the quarter and six-month periods are noted in a supplemental schedule at the end of this release.

Gaming Operations

Second quarter revenues from gaming operations totaled $278 million compared to $280 million for the same quarter last year. Average revenue per unit in the second quarter was $53.62, an increase of $3.24 per day from the immediately preceding quarter and an increase of $2.66 year over year.  The year over year increase was mainly due to an increased mix of higher-yielding MegaJackpots® games and performance improvements in domestic wide-area progressive, racinos and international lease operations.

Gaming operations gross profit of $173 million and gross margin of 62% in the second quarter were flat compared to the prior year quarter.  Improvement in per unit yields offset a lower installed base compared to the prior year, down largely due to removals from Alabama charitable bingo facilities and conversions of leased games to for-sale units in Mexico.

At March 31, 2011, IGT’s gaming operations installed base totaled 57,100 units, an increase of 400 units from the immediately preceding quarter mainly due to an increase in international lease operations and MegaJackpots® games.

News Release
International Game Technology Reports 2011 Second Quarter Results

Product Sales

Second quarter product sales revenues were $215 million, up 4% from $207 million a year ago.  Globally, the Company recognized 10,200 units in the quarter, up 9% sequentially and down 1% from last year’s second quarter.  The Company recognized 10% more units in North America while International units were down 12% year over year.  Sequentially, North America units recognized grew 12% and International units grew 5%.

Product sales gross profit in the second quarter increased 21% to $119 million and gross margin improved 700 bps to 55% compared to last year’s second quarter.  The increase in gross margin resulted from improvements to both the geographic and product sales mix combined with product cost efficiencies, such as lower obsolescence and rework costs.

Operating Expenses and Other Income/Expense

Second quarter operating expenses decreased to $161 million from $208 million in the prior year quarter, which included the $53 million asset impairment.  SG&A as a percentage of total revenue increased 100 bps compared to last year’s second quarter primarily due to expansion of our interactive gaming initiatives and higher variable compensation expenses.

Other expense, net, for the second quarter was flat compared to the prior year.

Cash Flows, Balance Sheet and Capital Deployment

For the first six months of fiscal 2011, IGT generated $264 million in cash from operations compared to $277 million in the prior year period.

News Release
International Game Technology Reports 2011 Second Quarter Results

Working capital increased to $759 million at March 31, 2011 compared to $620 million at Sept. 30, 2010. Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $373 million and contractual debt obligations totaled $1.65 billion at March 31, 2011.  During the second quarter of fiscal 2011, the Company paid all of its outstanding borrowings under its credit facility and increased its cash balances by nearly $150 million.  As previously announced on April 15, 2011, the Company entered into a new $750 million, five-year revolving credit facility with a syndicate of banks replacing its previous $1.2 billion revolving credit facility.  The new unsecured facility provides a lower all-in drawn interest rate and extends the maturity from June 2012 to April 2016.  The Company may request an increase in the facility size up to an additional $250 million at any time during the life of the facility.  The interest rate and facility fee are subject to adjustment, on a sliding scale, based on the debt rating of the Company’s senior unsecured debt or a net funded debt based leverage ratio, whichever is more favorable to the Company.  Initially, the applicable interest rate will be equal to LIBOR plus 122.5 basis points on borrowings and a facility fee equal to 27.5 basis points.  The Company expects that the new facility will reduce interest expense, including deferred offering costs amortization, by approximately $14 million on an annual basis.

As of April 21, 2011, there were no outstanding borrowings under the credit facility.

On April 18, 2011, IGT executed $250 million notional value interest rate swaps that terminate on June 15, 2019, which effectively exchange the remaining fixed interest payments on our 7.5% Bonds due 2019 for variable rate interest payments based on six-month LIBOR plus 409 basis points set in arrears with payments due on June 15 and Dec. 15 of each year.

References to per share amounts in this release are based on diluted shares of our common stock, unless otherwise specified.

Outlook

Based on current expectations and the operating results for the first six months of fiscal 2011, the Company is increasing its fiscal year 2011 guidance for adjusted earnings from continuing operations to a range of $0.84 to $0.90 per share.  This range excludes the favorable impact of $0.04 per share from certain adjustments detailed in the supplemental reconciliation at the end of this release.

News Release
International Game Technology Reports 2011 Second Quarter Results

Earnings Conference Call

As previously announced on March 31, 2011, IGT will host a conference call regarding its Second Quarter Fiscal Year 2011 earnings release on Thurs., April 21, 2011 at 2:00 p.m. PDT.  The access numbers are as follows:

Domestic callers dial 800-369-1722, passcode IGT
International callers dial 517-308-9092, passcode IGT

The conference call will also be broadcast live over the Internet.  A link to the webcast is available at the IGT website: http://www.IGT.com/InvestorRelations.  If interested parties are unable to participate during the live webcast, the call will be archived until Thurs., April 28, 2011 also at http://www.IGT.com/InvestorRelations.

Interested parties who cannot participate at the time of the call may listen to a taped replay of the entire conference call commencing at approximately 4:00 p.m. PDT on Thurs., April 21, 2011.  This replay will run through Thurs., April 28, 2011.  The access numbers are as follows:

Domestic callers dial 888-566-0111
                                International callers dial 203-369-3106

Q2 FY 2011 Excel file

Q2 FY 2011 PDF of this press release

News Release
International Game Technology Reports 2011 Second Quarter Results

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties.  These statements include our expected future financial and operational performance (including our guidance for fiscal 2011), expected annual interest expense reductions from the new credit facility and recent interest rate swaps, and our strategic and operational plans.  Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance.  The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, general economic conditions and changes in economic conditions affecting the casino industry; difficulties or delays in obtaining or maintaining necessary licenses or approvals; slow growth in the number of new gaming jurisdictions or new casinos or the rate of replacement of existing gaming machines; changes in operator or player preferences for our games; competition in the gaming industry from a growing number of companies; changes in laws or regulations affecting our business; our ability to develop and introduce new products and their acceptance by our customers; our ability to protect our intellectual property; changes in interest rates affecting our jackpot liability expense; risks related to our international operations and the additional risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2010 filed with the SEC on Dec. 1, 2010, and our Quarterly Report on Form 10-Q for our fiscal quarter ended Dec. 31, 2010 filed with the SEC on February 9, 2011, and available on the SEC website at www.sec.gov and on the investor relations section of our website at www.IGT.com.  Additional information will also be set forth in our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2011, which we expect to file with the SEC in the second quarter of calendar 2011.  All information provided in this release is as of April 21, 2011, and IGT undertakes no duty to update this information.

About IGT

International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

Contact:
Matt Moyer
Vice President, Investor Relations of IGT
+1 866-296-4232

News Release
International Game Technology Reports 2011 Second Quarter Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
(In millions, except per share amounts)
Revenues
Gaming operations	$277.6	$280.1	$538.3	$556.8
Product sales	214.7	206.7	418.8	445.1
Total revenues	492.3	486.8	957.1	1,001.9
Costs and operating expenses
Cost of gaming operations	104.7	107.0	200.6	211.0
Cost of product sales	95.6	107.9	188.3	223.2
Selling, general and administrative	92.9	84.6	177.8	172.0
Research and development	51.3	51.2	103.0	96.5
Depreciation and amortization	16.9	18.7	35.1	38.1
Impairment	-	53.1	-	53.1
Total costs and operating expenses	361.4	422.5	704.8	793.9
Operating income	130.9	64.3	252.3	208.0
Other income (expense)
Interest income	13.3	15.4	26.6	31.4
Interest expense	(35.6)	(39.0)	(71.0)	(82.2)
Other	(1.0)	0.6	3.2	(0.7)
Total other income (expense)	(23.3)	(23.0)	(41.2)	(51.5)
Income from continuing operations before tax	107.6	41.3	211.1	156.5
Income tax provision	38.0	15.6	68.1	55.4
Income from continuing operations	69.6	25.7	143.0	101.1
Income (loss) from discontinued operations, net of tax	-	(25.0)	0.3	(27.1)
Net income	$69.6	$0.7	$143.3	$74.0
Basic earnings (loss) per share
Continuing operations	$0.23	$0.08	$0.48	$0.34
Discontinued operations	-	(0.08)	-	(0.09)
Net income	$0.23	$-	$0.48	$0.25
Diluted earnings (loss) per share
Continuing operations	$0.23	$0.08	$0.48	$0.34
Discontinued operations	-	(0.08)	-	(0.09)
Net income	$0.23	$-	$0.48	$0.25
Weighted average shares outstanding
Basic	298.4	295.9	298.0	295.5
Diluted	299.9	297.3	299.4	297.7

News Release
International Game Technology Reports 2011 Second Quarter Results

Unaudited Condensed Consolidated Balance Sheets
	March 31,	September 30,
	2011	2010
(In millions)

Assets
Current assets
Cash and equivalents	$305.9	$158.4
Restricted cash and investments	67.5	90.5
Jackpot annuity investments	64.7	65.1
Receivables, net	495.4	474.4
Inventories	106.7	97.6
Other assets and deferred costs	245.2	316.4
Total current assets	1,285.4	1,202.4
Property, plant and equipment, net	585.0	586.7
Jackpot annuity investments	346.2	360.8
Contracts and notes receivable, net	133.2	171.9
Goodwill and other intangibles, net	1,332.6	1,353.7
Other assets and deferred costs	300.0	331.5
Total Assets	$3,982.4	$4,007.0
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$78.3	$84.6
Jackpot liabilities, current portion	152.0	179.1
Dividends payable	18.0	17.9
Other accrued liabilities	278.3	300.7
Total current liabilities	526.6	582.3
Long-term debt	1,549.1	1,674.3
Jackpot liabilities	374.0	391.8
Other liabilities	148.5	124.3
Total Liabilities	2,598.2	2,772.7
Total Equity	1,384.2	1,234.3
Total Liabilities and Stockholders' Equity	$3,982.4	$4,007.0

News Release
International Game Technology Reports 2011 Second Quarter Results

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	March 31,
	2011	2010
(In millions)
Operating
Net income	$143.3	$74.0
Depreciation and amortization	109.2	120.2
Impairment	-	59.8
Other non-cash items	39.6	58.8
Changes in operating assets and liabilities:
Receivables	3.8	25.4
Inventories	(6.2)	31.9
Other assets and deferred costs	18.1	39.4
Income taxes	47.7	(23.2)
Accounts payable and accrued liabilities	(35.4)	(75.2)
Jackpot liabilities	(56.4)	(34.4)
Net operating cash flows	263.7	276.7
Investing
Capital expenditures	(89.3)	(116.8)
Jackpot annuity investments, net	26.6	29.3
Changes in restricted cash	23.0	0.2
Loans receivable, net	14.3	(14.4)
Other	25.7	11.8
Net investing cash flows	0.3	(89.9)
Financing
Debt related proceeds (payments), net	(100.0)	(142.0)
Employee stock plans	16.7	20.2
Dividends paid	(35.8)	(35.6)
Net financing cash flows	(119.1)	(157.4)
Foreign exchange rates effect on cash	2.6	(4.3)
Net change in cash and equivalents	147.5	25.1
Beginning cash and equivalents	158.4	146.7
Ending cash and equivalents	$305.9	$171.8

News Release
International Game Technology Reports 2011 Second Quarter Results

Unaudited Supplemental Data

Revenue Metrics	Quarters Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
In millions, unless otherwise noted

Gaming Operations
Revenues	$277.6	$280.1	$538.3	$556.8
North America	232.9	240.5	450.9	474.3
International	44.7	39.6	87.4	82.5

Gross margin	62%	62%	63%	62%
North America	61%	60%	61%	60%
International	71%	76%	71%	74%

Installed base ('000)	57.1	58.7	57.1	58.7
North America	40.5	42.7	40.5	42.7
International	16.6	16.0	16.6	16.0

Average revenue per unit per day (0.00)	$53.62	$50.96	$51.82	$50.99

Product Sales
Revenues	$214.7	$206.7	$418.8	$445.1
North America	135.0	123.7	268.7	259.0
International	79.7	83.0	150.1	186.1
Machines	$136.5	$134.4	$259.8	$295.6
North America	77.8	74.1	153.3	157.8
International	58.7	60.3	106.5	137.8
Non-machine	$78.2	$72.3	$159.0	$149.5
North America	57.2	49.6	115.4	101.2
International	21.0	22.7	43.6	48.3

Gross margin	55%	48%	55%	50%
North America	55%	49%	56%	52%
International	56%	46%	53%	47%

Units recognized ('000)	10.2	10.3	19.6	22.2
North America	5.7	5.2	10.8	10.7
International	4.5	5.1	8.8	11.5

Units shipped* ('000)	10.0	9.5	18.7	20.7
North America	5.3	4.9	9.8	10.2
New	1.5	0.7	2.9	3.0
Replacement	3.8	4.2	6.9	7.2
International	4.7	4.6	8.9	10.5
New	2.3	1.3	3.1	3.2
Replacement	2.4	3.3	5.8	7.3
* includes units with revenue deferred to future periods

Average revenue per unit ('000)	$21.0	$20.1	$21.4	$20.0
North America	23.7	23.8	24.9	24.2
International	17.7	16.3	17.1	16.2

Average machine sales price ('000)	$13.4	$13.0	$13.3	$13.3
North America	13.6	14.3	14.2	14.7
International	13.0	11.8	12.1	12.0

News Release
International Game Technology Reports 2011 Second Quarter Results

Unaudited Supplemental Data (continued)

Reconciliation of GAAP to Non-GAAP Measures
Adjusted Income from Continuing Operations
Adjusted EPS from Continuing Operations

	Quarters Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
(In millions, except EPS)
GAAP income from continuing operations	$69.6	$25.7	$143.0	$101.1

Alabama impairment	-	53.1	-	53.1
Investment gain (no tax benefit)	-	(0.1)	(4.3)	(0.2)
Total adjustments before tax	-	53.0	(4.3)	52.9
Tax effect *	-	(19.7)	-	(19.7)

Certain discrete tax items (benefits)	-	-	(7.0)	-
Total adjustments after tax	-	33.3	(11.3)	33.2
Adjusted income from continuing operations	$69.6	$59.0	$131.7	$134.3

GAAP EPS from continuing operations	$0.23	$0.08	$0.48	$0.34

Alabama impairment	-	0.11	-	0.11
Investment gain	-	-	(0.01)	-
Certain discrete tax items (benefits)	-	-	(0.03)	-
Total adjustments	-	0.11	(0.04)	0.11
Adjusted EPS from continuing operations	$0.23	$0.19	$0.44	$0.45

*at core tax rate of 37.1% for fiscal 2010

Adjusted income from continuing operations and adjusted EPS from continuing operations are both supplemental non-GAAP financial measures commonly used by management and industry analysts to evaluate our financial performance.  Adjusted income from continuing operations should not be construed as an alternative to income from continuing operations, and adjusted EPS from continuing operations should not be construed as an alternative to EPS from continuing operations, as indicators of our operating performance determined in accordance with generally accepted accounting principles.  All companies do not calculate adjusted income from continuing operations or adjusted EPS from continuing operations in the same manner, and IGT's presentation may not be comparable to that of other companies.

News Release
International Game Technology Reports 2011 Second Quarter Results

Unaudited Supplemental Data (continued)

Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA

	Quarters Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
(In millions)
GAAP Income from continuing operations	$69.6	$25.7	$143.0	$101.1
Other (income) expense, net	23.3	23.0	41.2	51.5
Income tax provision	38.0	15.6	68.1	55.4
Depreciation and amortization	54.1	57.0	109.2	119.2
Other charges:
Share-based compensation (excluding restructuring adjustment)	11.9	11.9	22.9	20.9
Restructuring	1.7	0.9	1.6	0.9
Alabama impairment	-	53.1	-	53.1
Adjusted EBITDA	$198.6	$187.2	$386.0	$402.1

Adjusted EBITDA (income/loss from continuing operations before interest and other non-operating income/expense-net, income tax provision, depreciation and amortization, and other charges noted in the reconciliation) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance.  Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage.  Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with GAAP (generally accepted accounting principles).  All companies do not calculate Adjusted EBITDA in the same manner and IGT's presentation may not be comparable to those presented by other companies.

Reconciliation of GAAP to Non-GAAP Measures
Free Cash Flow	Six Months Ended
	March 31,
	2011	2010
(In millions)
GAAP net operating cash flows	$263.7	$276.7
Investment in property, plant and equipment	(8.4)	(16.4)
Investment in gaming operations equipment	(80.2)	(98.3)
Investment in intellectual property	(0.7)	(2.1)
Free Cash Flow (before dividends)	174.4	159.9
Dividends paid	(35.8)	(35.6)
Free Cash Flow (after dividends)	$138.6	$124.3

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our operating cash flows.  Net operating cash flows are reduced by capital expenditures and/or dividends paid.  Free cash flow should not be construed as an alternative to net operating cash flows or other cash flow measurements determined in accordance with GAAP (generally accepted accounting principles).  All companies do not calculate free cash flow in the same manner and IGT's presentation may not be comparable to those presented by other companies.

News Release
International Game Technology Reports 2011 Second Quarter Results

Unaudited Supplemental Data (continued)

Reconciliation of GAAP to Non-GAAP Measures
Guidance for Earnings from Continuing Operations for Fiscal 2011

	Range Estimate
	For Fiscal Year 2011
(In millions, except EPS)
	Low	High
Guidance for GAAP EPS from continuing operations	$0.88	$0.94
Investment gain	(0.01)	(0.01)
Certain discrete tax items (benefits)	(0.03)	(0.03)
Guidance for Adjusted EPS from continuing operations	$0.84	$0.90

Adjusted EPS from continuing operations for the fiscal year is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance.  Adjusted EPS from continuing operations should not be construed as an alternative to EPS from continuing operations, as an indicator of our operating performance determined in accordance with generally accepted accounting principles.  All companies do not calculate adjusted EPS from continuing operations in the same manner, and IGT's presentation may not be comparable to that of other companies. This guidance is as of April 21, 2011, and IGT undertakes no duty to update this guidance.